Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

GEOLOGISTICS CORPORATION

(Originally incorporated on February 14, 1996)

GeoLogistics Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

That (i) the name of this corporation when originally incorporated was International Logistics Limited and the name of this corporation is currently GeoLogistics Corporation (hereinafter called the “Corporation”); (ii) the filing of this Restated Certificate of Incorporation (this “Restated Certificate”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; and (iii) this Restated Certificate restates and integrates and does not further amend the provisions of the Corporation’s original Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate.

The Certificate of Incorporation as filed with the Delaware Secretary of State on February 14, 1996, as restated and amended to date, is hereby restated in its entirety as follows:

ARTICLE I

The name of the Corporation is:  GeoLogistics Corporation (hereinafter referred to as the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.            GENERAL.  The total number of shares of capital stock that the Corporation shall have the authority to issue shall be 50,200,000 shares, consisting of 50,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 200,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

B.            COMMON STOCK.

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

2.             Voting.  The holders of Common Stock shall have the right to one vote per share of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the terms of the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and this Certificate.

3.             Dividends.  Subject to the prior rights of holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation or any authorized committee thereof (such Board of Directors or committee thereof being referred to herein as the “Board”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

4.             Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed in accordance with Section 2 of Article IV, Section D.

                C.            PREFERRED STOCK.

1.             General.  The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority which is hereby vested in the Board.

2.             Rights.  Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any of its subsidiaries, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any of its subsidiaries of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock and all as shall be permitted pursuant to the rights, if any, of the existing holders of Preferred Stock.

3.             Effect of Redemption, Conversion or Exchange.  Shares of Preferred Stock of any series that (a) have been redeemed (whether through the operation of a sinking fund or otherwise), (b) if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes, or (c) have been acquired by the Corporation and that the Board shall have determined to cancel, shall (as determined by the Board) have the status of authorized and unissued shares of Preferred Stock of the same series, in which case they may be reissued as a part of the series of which they were originally a part, or the status of authorized and unissued shares of Preferred Stock undesignated as to Series, in which case they may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock and the rights, if any, of the existing holders of Preferred Stock.

D.            SERIES A PREFERRED STOCK.  30,000 authorized shares of Preferred Stock shall be designated as “Series A Preferred Stock” (“Series A Preferred Stock”).  The powers, preferences, rights, restrictions of, and other matters relating to, the Series A Preferred Stock are as set forth herein.  Unless otherwise defined below, capitalized terms below shall have the meanings set forth in Section 6 of Article IV, Section D.

1.             Dividends.  The holders of the Series A Preferred Stock shall be entitled to receive, as and when declared by the Board, out of funds legally available therefor, and subject to the rights of the holders of any class or series of the Corporation’s capital stock ranking senior to the Series A Preferred Stock in respect to the payment of dividends, a cumulative cash dividend at the following rate per share per annum (as adjusted for any stock dividends, combinations or splits): (a) from the Original Issue Date until (but not including) January 15, 2005, 16 percent of the Liquidation Preference, (b) from January 15, 2005 until (but not including) January 15, 2006, 18 percent of the Liquidation Preference and (c) thereafter, 20 percent of the Liquidation Preference (each a “Dividend Rate”).  In each case, a dividend at the rate of 12 percent of the Liquidation Preference per year (the “Cash Pay Dividend”) shall be payable in cash on the 15th day of each January, April, July and October (each a “Dividend Payment Date”).  The sum of (x) that portion of the quarterly dividend in excess of the Cash Pay Dividend, and (y) any  portion of the Cash Pay Dividend not declared by the Board and paid on the Dividend Payment Date, shall bear interest in arrears from each Dividend Payment Date at the Dividend Rate applicable from time to time and, to the extent not paid, shall compound on each subsequent Dividend Payment Date.  The Board may from time to time determine to declare and pay any or all accumulated and unpaid Cash Pay Dividend not previously paid, together with interest thereon, but shall not pay any accumulated and unpaid dividends in excess of the Cash Pay Dividend or any interest thereon except in accordance with Section 2 and Section 3 of this Section D.

2.             Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution of assets shall be made to the holders of Common Stock or any other class or series of the Corporation’s capital stock ranking on liquidation junior to the Series A Preferred Stock, but subject to the rights of holders of any class or series of the Corporation’s capital stock ranking on liquidation senior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to the sum of $1,000 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits) (the “Liquidation Preference”) plus all accumulated and unpaid dividends on such share and all accrued and unpaid interest on accumulated and unpaid dividends (compounded as provided above).  If upon the occurrence of any of the events described herein, the assets and funds to be distributed among the holders of the Series A Preferred Stock and all Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate preferential amount that each holder shall otherwise be entitled to receive.

(b)           After the payments set forth in Section 2(a) above shall have been made in full, the remaining assets of the Corporation available for distribution to its stockholders may be distributed to the holders of stock ranking on liquidation junior to the Series A Preferred Stock.

(c)           Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference and the place at which said payments shall be payable shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, not less than ten days prior to the payment date stated therein, to the holders of record of shares of Series A Preferred Stock at the address of each such holder as shown on the records of the Corporation.

3.             Redemption Rights.

(a)           Redemption at the Option of the Holders.

(i)            At any time on or after the earlier to occur of either: (a) January 15, 2007, (b) the closing of a Qualifying IPO, or (c) the closing of a Qualifying Sale, the holders of outstanding shares of Series A Preferred Stock shall have the option to cause the Corporation to redeem all the shares of Series A Preferred Stock held by such holders.  Such option may be exercised by delivering to the Corporation a written notice requesting such redemption (a “Holder Redemption Notice”), and the Corporation shall, subject to the priority provisions of Section 3(a)(iv) below, redeem all shares of Series A Preferred Stock requested to be redeemed pursuant to this Section 3(a)(i) and Section 3(a)(ii) below for a cash purchase price per share (the “Redemption Price”) equal to (w) the Liquidation Preference, plus (x) all accumulated and unpaid dividends on such share, plus (y) all accrued and unpaid interest on accumulated and unpaid dividends (compounded as provided above) plus (z) the sum of $250,000 divided by the number of shares of Series A Preferred Stock originally issued, payable not more than 30 days after the date of the Holder Redemption Notice (the “Holder Redemption Date”).  The Holder Redemption Notice shall be irrevocable.

(ii)           Promptly upon receipt of a Holder Redemption Notice pursuant to Section 3(a)(i) above, but in any event, no later than ten days thereafter, the Corporation shall cause written notice relating to the receipt thereof to be furnished to the holders of Series A Preferred Stock (the “Invitation to Holder Redemption”).  Each such Invitation to Holder Redemption shall state (i) the Holder Redemption Date, (ii) the applicable Redemption Price to be paid on such Holder Redemption Date, (iii) the place or places where certificates for the shares to be redeemed on the Holder Redemption Date shall be surrendered, and (iv) that dividends on the shares then being redeemed will cease to accumulate, and interest on such unpaid dividends (including compound interest as provided above) shall cease to accrue, on the Holder Redemption Date.  Holders of Series A Preferred Stock not signatories to the Holder Redemption Notice(s) shall have the right, but shall not be required, to give a Holder Redemption Notice; provided, that, such Holder Redemption Notices must be given no later than ten days following the date of the Invitation to Holder Redemption, and in such event, the shares of Series A Preferred Stock set forth in such Holder Redemption Notices shall be redeemed on the same Holder Redemption Date set forth in the Invitation to Holder Redemption pursuant to which such Holder Redemption Notices shall have been delivered.

(iii)          On the Holder Redemption Date, each holder of shares of Series A Preferred Stock shall surrender to the Corporation at the place or places designated in the Holder Redemption Notice the certificate(s) representing such number of such holder’s shares as are being redeemed, duly endorsed for transfer to the Corporation or in blank, against delivery by the Corporation of payment in cash of the aggregate Redemption Price.  The Corporation shall not be obligated to deliver such Redemption Price for the redeemed shares of Series A Preferred Stock until the holder thereof has surrendered the certificate(s) representing such shares in accordance with this Section 3(a) (or has complied with the requirements of Section 5 of Article IV, Section D).

(iv)          If the funds of the Corporation legally available for redemption of any shares of Series A Preferred Stock or, if applicable, any Parity Stock, shall be insufficient to redeem the total number of shares of such stock that the holders thereof shall have the right to have the Corporation so redeem, those funds that are legally available shall be used first to redeem the maximum number of shares of such stock, pro rata based upon the number of such shares then so required to be redeemed.  At any time thereafter when additional funds of the Corporation shall be legally available for the redemption of shares of Series A Preferred Stock and any Parity Stock, such funds shall immediately be used to redeem the balance of such shares, or such portion thereof for which funds shall be then legally available, with such funds paid on the basis set forth above.

(b)           Redemption at the Option of the Corporation.

(i)            The Corporation shall have the right to redeem, out of funds legally available therefor, any or all of the shares of Series A Preferred Stock (provided that if a redemption is for less than all of the shares of Series A Preferred Stock, then it shall be effected pro rata among all holders of shares of Series A Preferred Stock in accordance with the number of such shares held by each) at any time and from time to time.  Such option may be exercised by delivering to each holder of shares of Series A Preferred Stock a written notice of such redemption (the “Corporation Redemption Notice”) setting forth (i) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all shares of Series A Preferred Stock are being redeemed, the number of shares of Series A Preferred Stock to be redeemed from such holder, (ii) the date that such shares shall be redeemed, such date being no earlier than the 15th day and no later than the 60th day following the date of the Corporation Redemption Notice (the “Corporation Redemption Date”), (iii) the applicable Redemption Price to be paid on such Corporation Redemption Date, (iv) the place or places where certificates for the shares to be redeemed on the Corporation Redemption Date shall be surrendered, and (v) that dividends on the shares then being redeemed will cease to accumulate, and interest on such unpaid dividends (including compound interest as provided above) shall cease to accrue, on the Corporation Redemption Date, and the Corporation shall redeem all shares of Series A Preferred Stock included in such Corporation Redemption Notice for a purchase price per share equal to the Redemption Price. Notwithstanding the foregoing, if the Corporation issues a Corporation Redemption Notice that provides that such redemption shall occur contemporaneously with the closing of a Qualifying Sale or a Qualifying IPO, such redemption may, at the option of the Company, be subject to and conditioned upon the completion of such closing, so that if such closing does not occur on the date set forth in such notice, such redemption may be deferred until such closing  or revoked.

(ii)           On the Corporation Redemption Date, each holder of shares of Series A Preferred Stock shall surrender to the Corporation at the place or places designated in the Corporation Redemption Notice the certificate(s) representing such number of such holder’s shares as are being redeemed, duly endorsed for transfer to the Corporation or in blank, against delivery by the Corporation of payment in cash of the aggregate Redemption Price therefor and, if less than all of the shares of Series A Preferred Stock are being redeemed, a new certificate representing the balance of such holder’s shares of Series A Preferred Stock.  The Corporation shall not be obligated to deliver such Redemption Price for the redeemed shares of Series A Preferred Stock until the holder thereof has surrendered the certificate(s) representing such shares in accordance with this Section 3(b) (or has complied with the requirements of Section 5 of Article IV, Section D).

(c)           Effect of Redemption.  From and after any Holder Redemption Date or Corporation Redemption Date dividends on the shares of the Series A Preferred Stock so redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and shall not be reissued as shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation with respect to said shares (except the right to receive from the Corporation the Redemption Price) shall cease.

4.             Voting Rights.

(a)           Except as (i) provided in the Securityholders Agreement, (ii) required by the DGCL, or (iii) as provided in this Section 4, the holders of shares of Series A Preferred Stock shall have no voting power whatsoever.

(b)           The Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions, directly or indirectly, without the prior written consent of the holders of at least two thirds of the shares of the Series A Preferred Stock:

(i)            amend, modify, or alter this Certificate if the effect would be (a) to change in any manner the rights, preferences or privileges of the Series A Preferred Stock, or (b) detrimental or adverse in any manner with respect to the rights of the holders of the shares of Series A Preferred Stock, whether any such action shall be by means of an amendment to this Certificate or by merger, consolidation or otherwise; or

(ii)           (a) create or authorize the creation of any additional class or series of capital stock of the Corporation, (b) increase the authorized amount of any additional class or series of capital stock, or (c) create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock, unless, in all cases, the same shall rank junior to the Series A Preferred Stock in all respects, including, without limitation, as to rights of redemption, voting and dividends, and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of an amendment to this Certificate or by merger, consolidation or otherwise.

5.             Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

6.             Definitions.  As used in this Certificate, the following terms shall have the meanings set forth below:

(a)           “Affiliate” means with respect to any Person, any (i) officer, director, general partner, or holder of more than 10% of the equity interests of such Person, and (ii) any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

(b)           “Corporation Redemption Date” shall have the meaning provided in Section 3(b)(i) of Article IV, Section D.

(c)           “Corporation Redemption Notice” shall have the meaning provided in Section 3(b)(i) of Article IV, Section D.

(d)           “Dividend Rate” shall have the meaning provided in Section 1 of Article IV, Section D.

(e)           “Holder Redemption Date” shall have the meaning provided in Section 3(a)(i) of Article IV, Section D.

(f)            “Holder Redemption Notice” shall have the meaning provided in Section 3(a)(i) of Article IV, Section D.

(g)           “Initial Public Offering” shall mean an initial public offering of shares of Common Stock registered under the Securities Act of 1933, as amended.

(h)           “Invitation to Holder Redemption” shall have the meaning provided in Section 3(a)(ii) of Article IV, Section D.

(i)            “Liquidation Preference” shall have the meaning provided in Section 2 of Article IV, Section D.

(j)            “Parity Stock” shall mean any class or series of capital stock of the Corporation hereafter created (subject to the consents required by Section 4 of Article IV, Section D) specifically ranking, by its terms, on parity with the Series A Preferred Stock.

(k)           “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

(k)           “Qualifying IPO” means the closing of a firm commitment underwritten initial public offering of the Common Stock of the Corporation resulting in at least $75,000,000 of net proceeds to the Corporation that is effected pursuant to a registration statement on Form S-1, or any successor form covering a public offering of securities of the Corporation, filed with, and declared effective by, the Securities and Exchange Commission,  underwritten by a nationally recognized investment bank, as a result of which the Common Stock of the Corporation is listed for trading on a National Securities Exchange or quoted on the NASDAQ Stock Market.

(l)            “Qualifying Sale” means (i)  a sale by the Corporation or its subsidiaries of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to one or more Third Parties; or (ii) the issuance by the Corporation of its capital stock to one or more Third Parties, or the sale or other disposition (including, but not limited to, by merger, reorganization or consolidation) of capital stock of the Corporation by the holders thereof, unless,  in either case, after giving effect to such transaction, (y) Questor holds (i) more than 25% of the Common Stock held by Questor immediately prior to such transaction, or (ii) securities of a successor by merger which represent more than 25% of the voting power to elect the board of directors of such successor, or (z) persons designated by Questor constitute more than 25% of the Board or any successor board of directors or governing body.

(m)          “Questor” shall mean, collectively, Questor Partners Fund II, L.P. , Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partners II 3(c) 1, L.P. and any of their respective Affiliates.

(n)           “Original Issue Date” shall mean the date on which shares of Series A Preferred Stock shall have been initially issued by the Corporation.

(o)           “Redemption Price” shall have the meaning provided in Section 3(a)(i) of Article IV, Section D.

(p)           “Securityholders Agreement” shall mean the Securityholders Agreement, dated as of December 16, 2004, among the Corporation and certain stockholders a party thereto.

(q)           “Third Party” shall mean, as applicable, an Person other than Questor.

ARTICLE V

In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

If an investment opportunity for the Corporation is presented to the Board and such investment opportunity is not approved within a reasonable time by the Board in accordance with the terms and provisions of the Bylaws, then any non-employee stockholder or director of the Corporation may pursue, either alone or in concert with other parties, such investment opportunity independently of the Corporation and shall be permitted to manage such investment without regard to the potential impact, competitive or otherwise, on the Corporation, and such stockholder or director shall have no liability to the Corporation or its stockholders for such actions or any actions in connection therewith, including sharing trade secrets or other confidential information.

ARTICLE VII

Subject to Article VI, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the date of the filing of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  No repeal or modification of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE VIII

To the fullest extent authorized by law, the Board of the Corporation, acting on behalf of the Corporation, shall indemnify or advance costs of defense, or commit the Corporation to indemnify or advance costs of defense in the future, to any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, partner, trustee, agent or employee, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  This Article VIII shall not be deemed exclusive of any other provision for indemnification of directors, officers fiduciaries, employees or agents that may be included in any statute, bylaw, resolution of shareholders or directors, agreement or otherwise, either as to action in any official capacity or action in another capacity while holding office.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, for the purpose of restating the Certificate of Incorporation of the Corporation as aforesaid signed this Restated Certificate this 14th day of January, 2005.

GEOLOGISTICS CORPORATION

a Delaware corporation

By:	/s/ Ronald Jackson
Name: Ronald Jackson
Title: Vice President